Exhibit 99.1
Immunovant Reports Financial Results for the Quarter Ended June 30, 2020

NEW YORK, August 12, 2020 (GLOBE NEWSWIRE) – Immunovant, Inc. (Nasdaq: IMVT), a clinical-stage biopharmaceutical company focused on enabling normal lives for patients with autoimmune diseases, today reported financial results for its fiscal first quarter ended June 30, 2020. Immunovant ended the quarter with approximately $280.3 million in cash.
Financial Highlights for Fiscal First Quarter ended June 30, 2020:
R&D Expenses: Research and development expenses decreased by $1.6 million, from $18.5 million for the three months ended June 30, 2019, to $16.9 million for the three months ended June 30, 2020. Note that research and development expense for the three months ended June 30, 2019 included $10.0 million related to the achievement in May 2019 of the first development and regulatory milestone under Immunovant’s license agreement with HanAll Biopharma Co., Ltd. Excluding the effect of this one-time milestone, research and development expenses increased by $8.5 million for the three months ended June 30, 2020 compared to the same period in the prior year. This increase was primarily due to increases in contract manufacturing costs of $6.6 million, driven by the expansion of our clinical trial program for the treatment of autoimmune diseases, as well as higher personnel-related expenses (including stock-based compensation expenses) of $1.4 million due to higher headcount to support our clinical operations.
G&A Expenses: General and administrative expenses increased by $8.1 million, from $1.6 million for the three months ended June 30, 2019, to $9.7 million for the three months ended June 30, 2020. This increase was primarily due to higher stock-based compensation expenses of $3.0 million and higher personnel-related costs of $2.2 million, both of which were due to higher headcount. The increase was also due to higher legal and professional fees of $2.2 million, driven by increased accounting, legal and other professional services to support our growth and operations as a public company.
Net Loss: Net loss was $26.7 million for the three months ended June 30, 2020, compared to $20.1 million for the three months ended June 30, 2019. Net loss for the three months ended June 30, 2020 and 2019 included $4.0 million and $0.6 million, respectively, related to non-cash stock-based compensation expense.
About Immunovant, Inc.
Immunovant, Inc. is a clinical-stage biopharmaceutical company focused on enabling normal lives for patients with autoimmune diseases. Immunovant is developing IMVT-1401, a novel, fully human anti-FcRn monoclonal antibody, as a subcutaneous injection for the treatment of autoimmune diseases mediated by pathogenic IgG antibodies.
Forward-Looking Statements
This press release contains forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. The use of words such as “may,” “might,” “will,” “would,” “should,” “expect,” “believe,” “estimate,” and other similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include statements concerning Immunovant’s clinical programs and the potential efficacy of Immunovant’s product candidate for patients with autoimmune diseases. All forward-looking statements are based on estimates and assumptions by Immunovant’s management that, although Immunovant believes to be reasonable, are inherently uncertain. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that Immunovant expected. Such risks and uncertainties include, among others, initial results or other preliminary analyses or results of early clinical trials may not be predictive final trial results or of the results of later clinical trials; the availability of data from clinical trials; the expectations for regulatory submissions and approvals; the continued development of Immunovant’s product candidates; Immunovant’s scientific approach and general development progress; the availability and commercial potential of Immunovant’s product candidates including the size of potentially addressable markets and degree of market acceptance; and the potential impact of the recent COVID-19 pandemic on Immunovant’s clinical development plans and timelines. These statements are also subject to a number of material risks and uncertainties that are described under the section titled “Risk Factors” in Immunovant’s most recent Annual Report on Form 10-K, its Form 10-Q to be filed with the Securities and Exchange Commission (the “SEC”) on August 12, 2020, and Immunovant’s subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Immunovant undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

IMMUNOVANT, INC.
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except share and per share data)

	Three Months Ended June 30,
	2020	2019
Operating expenses:
Research and development (includes $477 and $65 of stock-based compensation expense for the three months ended June 30, 2020 and 2019, respectively)(1)	$16,922	$18,476
General and administrative (includes $3,504 and $507 of stock-based compensation expense for the three months ended June 30, 2020 and 2019, respectively)(2)	9,664	1,585
Total operating expenses	26,586	20,061
Other expense (income), net	74	(25)
Loss before provision for income taxes	(26,660)	(20,036)
Provision for income taxes	48	23
Net loss	$(26,708)	$(20,059)
Net loss per common share – basic and diluted(3)	$(0.38)	$(0.52)
Weighted-average common shares outstanding – basic and diluted(3)	70,818,867	38,590,381
(1)Includes $108 and $151 of costs allocated from Roivant Sciences Ltd. for the three months ended June 30, 2020 and 2019, respectively.
(2)Includes $164 and $244 of costs allocated from Roivant Sciences Ltd. for the three months ended June 30, 2020 and 2019, respectively.
(3)Retroactively restated for the reverse recapitalization.

IMMUNOVANT, INC.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands, except share and per share data)

	June 30, 2020	March 31, 2020
Assets
Current assets:
Cash	$280,279	$100,571
Prepaid expenses	5,813	5,460
Income tax receivable	24	36
Value-added tax receivable	—	3,009
Total current assets	286,116	109,076
Operating lease right-of-use assets	4,063	—
Property and equipment, net	112	65
Deferred offering costs	—	246
Total assets	$290,291	$109,387
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,011	$1,190
Accrued expenses	10,095	10,938
Current portion of operating lease liabilities	1,102	—
Due to Roivant Sciences Ltd.	336	3,190
Total current liabilities	19,544	15,318
Operating lease liabilities, net of current portion	2,972	—
Total liabilities	22,516	15,318
Commitments and contingencies
Stockholders’ equity:(1)
Series A preferred stock, par value $0.0001 per share, 10,000 shares authorized, issued and outstanding at June 30, 2020 and March 31, 2020	—	—
Preferred stock, par value $0.0001 per share, 10,000,000 shares authorized, no shares issued and outstanding at June 30, 2020 and March 31, 2020	—	—
Common stock, par value $0.0001 per share, 500,000,000 shares authorized, 81,811,727 shares issued and 80,911,727 shares outstanding at June 30, 2020 and 500,000,000 shares authorized, 56,455,376 shares issued and 54,655,376 shares outstanding at March 31, 2020	8	5
Additional paid-in capital	385,691	185,306
Accumulated other comprehensive income (loss)	10	(16)
Accumulated deficit	(117,934)	(91,226)
Total stockholders’ equity	267,775	94,069
Total liabilities and stockholders’ equity	$290,291	$109,387

 (1) Retroactively restated for the reverse recapitalization.

Contact:
John Strumbos, Ph.D., MBA
Vice President, Finance
Immunovant, Inc.
info@immunovant.com